Exhibit 99.1

November 6, 2020

Dear Fellow Stockholder:

On October 30, 2020, the Board of Directors of InPoint Commercial Real Estate Income, Inc. (“we,” the “Company” or “InPoint”) authorized a distribution in a gross amount equal to $0.075 per share for stockholders of record as of October 31, 2020. The distribution, representing an approximate 4.17 percent annualized distribution rate based on InPoint’s aggregate net asset value (“NAV”) per share as of September 30, 2020, will be paid on or about November 18, 2020.

While our work to stabilize the portfolio over the past few months has allowed for increased distribution rates and NAVs, we are operating with heightened caution as COVID-19 case counts have recently grown rapidly. The United States may be facing renewed and enhanced actions to mitigate the spread of the virus.

The InPoint team continues to actively manage its portfolio and prudently oversee stockholders’ capital during these ongoing challenging times. As of September 30, 2020, 81 percent of our first mortgage loans were concentrated in multifamily, office and industrial property types, real estate sectors that have been relatively stable amid the pandemic. The first mortgage loans within InPoint’s portfolio are performing in accordance with their current terms, and we are engaged with borrowers to understand the impacts of COVID-19 on their respective properties. In addition, the Company has remained focused on reducing its exposure to the commercial mortgage backed securities (“CMBS”) market and, to that end, has completed the sale of all of the CMBS positions that were on its books on or after June 30, 2020, reducing overall portfolio risk.

Thank you for your trust as we move into a new phase with amplified potential for adverse effects on economic and market conditions. We remain steadfast in our prudent approach and will continue to provide updates. We hope that you and yours remain healthy and safe. If you have questions, feel free to contact your financial advisor or Inland Investor Services at 800-826-8228.

Sincerely,

InPoint Commercial Real Estate Income, Inc.

Mitchell Sabshon

Chief Executive Officer

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions indicate forward-looking statements.  These forward-looking statements reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not factual or guarantees of future performance, and we caution stockholders not to place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to those in the Risk Factors section in our most recent Annual Report on Form 10-K and in subsequent filings on Form 10-Q as filed with the Securities and Exchange Commission and made available on our website.  Forward-looking statements reflect our management’s view only as of the date of this letter and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results except as required by applicable law. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.